4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com
CF Industries Holdings, Inc. Reports Full Year 2018
Net Earnings of $290 Million, EBITDA of $1.4 Billion
Completed $500 Million Share Repurchase Authorization
Announces New $1 Billion Share Repurchase Authorization
Strong Nitrogen Demand Outlook in North America for First Half of 2019

DEERFIELD, IL—February 13, 2019—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its fourth quarter and year ended December 31, 2018.

Fourth Quarter Highlights

•	Fourth quarter net earnings of $49 million, or $0.21 per diluted share; EBITDA(1) of $349 million; adjusted EBITDA(1) of $341 million

•	Completed $500 million share repurchase authorization, which reduced common shares outstanding as of the beginning of 2018 by nearly five percent

•	Subsequent to quarter end, the Board of Directors authorized a $1 billion share repurchase program through 2021

Full Year Highlights

•	Full year net earnings of $290 million, or $1.24 per diluted share; EBITDA of $1,429 million; adjusted EBITDA of $1,403 million

•	12-month rolling average recordable incident rate at 0.60 incidents per 200,000 work hours

•	Returned $780 million to shareholders through $500 million in share repurchases and $280 million in dividend payments

•	Completed purchase of all publicly traded common units of Terra Nitrogen Company, L.P. on April 2, 2018

Overview of Results

CF Industries Holdings, Inc. today announced fourth quarter and full year 2018 net earnings attributable to common stockholders of $49 million, or $0.21 per diluted share, and $290 million, or $1.24 per diluted share, respectively. These results are not directly comparable to 2017 results given the impact on the 2017 periods from the U.S. Tax Cut and Jobs Act. Fourth quarter and full year 2017 net earnings attributable to common stockholders were $465 million, or $1.98 per diluted share(2), and $358 million, or $1.53 per diluted share(2), respectively.

The company announced fourth quarter and full year 2018 EBITDA of $349 million and $1,429 million, respectively; and fourth quarter and full year 2018 adjusted EBITDA of $341 million and $1,403 million, respectively. These results are directly comparable to 2017 results as they were not impacted by the U.S. Tax Cut and Jobs Act. Fourth quarter and full year 2017 EBITDA were $224 million and $856 million, respectively; and fourth quarter and full year 2017 adjusted EBITDA were $260 million and $969 million, respectively.

"We delivered strong results in 2018, as higher global nitrogen prices and lower natural gas costs drove a 45 percent increase in adjusted EBITDA compared to 2017," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “With strong nitrogen demand anticipated in North America during the first half of 2019, our in-region production and extensive transportation and distribution network position us well to build on our 2018 performance.

“Longer-term, our outlook remains positive: we are positioned at the low end of the global cost curve due to our access to low-cost North American natural gas, we continue to operate exceptionally well and we expect the global nitrogen supply and demand balance to continue to tighten."

_______________________________________________________________________

(1)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
Fourth quarter and full year 2017 net earnings attributable to common stockholders included a $491 million income tax benefit from the impact of the U.S. Tax Cuts and Jobs Act, which impacted diluted net earnings per share attributable to common stockholders by $2.09 and $2.10 for the fourth quarter and full year 2017, respectively.

Operations Overview

CF Industries continued operating safely and efficiently during 2018. As of December 31, 2018, the company's 12-month rolling average recordable incident rate was 0.60 incidents per 200,000 work hours despite increased turnaround and maintenance activity compared to 2017.

Sales Overview

Net sales in the fourth quarter of 2018 were $1,132 million and for the full year 2018 were $4,429 million compared to $1,099 million and $4,130 million in the same periods last year. The increases were due primarily to higher average selling prices across all segments.

Total sales volumes for the fourth quarter and full year were lower compared to the same periods in 2017 as lower ammonia and ammonium nitrate sales volume was partially offset by higher granular urea sales volume.

Average selling prices for the fourth quarter and full year 2018 were higher year-over-year across all segments as higher energy costs in Asia and Europe, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance.

Cost of sales for the full year 2018 decreased compared to the full year 2017 driven by lower sales volume and lower realized gas costs partially offset by higher costs related to plant turnarounds and maintenance. The company also recorded an unrealized net mark-to-market gain on natural gas derivatives of $13 million for the full year 2018 compared to an unrealized net mark-to-market loss on natural gas derivatives of $61 million for the full year 2017.

For the full year 2018, the average cost of natural gas reflected in the company's cost of sales was $3.16 per MMBtu, which included a realized loss of $0.01 per MMBtu on natural gas hedges. This compares to the average cost of natural gas in cost of sales of $3.40 per MMBtu for the full year 2017, which included a realized loss of $0.07 per MMBtu on natural gas hedges. During 2018, the average price of natural gas at Henry Hub in North America was $3.12 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $8.07 per MMBtu.

Market Overview

Global nitrogen prices reached in-year highs early in the fourth quarter of 2018, and then declined through the end of the year and into 2019 due to seasonally low demand in the Northern Hemisphere and moderating energy prices in Asia and Europe. As demand in the Northern Hemisphere begins to materialize, industry fundamentals should be supportive of global nitrogen prices in the first half of 2019.

In North America, the company expects strong nitrogen fertilizer demand during the first half of 2019. Corn and wheat plantings in the United States are projected to increase by four million and one million acres, respectively, compared to 2018. Additionally, unfavorable weather limited fall ammonia applications in the Midwest United States, suggesting a nitrogen deficit in many areas that will need to be made up by applications of ammonia or upgraded products during the first half of 2019.

India and Brazil, two of the largest urea-importing regions in the world, will continue to be key global demand centers. Urea imports into India and Brazil in 2018 totaled 6.3 million metric tons and 5.5 million metric tons, respectively. The company expects total Indian and Brazilian urea import requirements to be in a similar range in 2019.

The company projects net global urea production capacity to increase by 3.5 million metric tons during 2019, below the historical nitrogen demand growth rate of two percent. However, 1.2 million metric tons of this new urea production capacity in Iran that is included in the company’s projection is at risk of delay due to United States sanctions on Iran.

China's role in globally traded urea continued to shrink in 2018, with exports totaling approximately 2.4 million metric tons. Published reports suggest this volume may include substantial re-exports of Iranian urea. Chinese urea exports are expected to be in a similar volume range in 2019 due to continued firm energy prices and tighter environmental restrictions.

The company continues to monitor the impact of sanctions on Iran. Urea from Iranian producers is available at a significant discount to global prices with few regions of the world open to purchasing from that country due to sanctions. Iranian producers will face additional challenges should the sanctions continue due to the loss of access to technical expertise, replacement parts for current plants and resources to support new construction.

Longer-term, industry and energy market fundamentals are expected to continue to support the global nitrogen cost curve at higher levels. Net global urea supply growth through 2022 is projected to fall short of the historical nitrogen demand annual growth rate of approximately two percent, further tightening the global supply and demand balance.

Capital Expenditures

Capital expenditures in 2019 are projected to be $400-$450 million.

Liquidity

As of December 31, 2018, the company had cash and cash equivalents of $682 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

During the fourth quarter, the company repurchased 9.1 million shares for $409 million. As of December 31, 2018, the company had repurchased 10.9 million shares for $500 million, completing the share repurchase program authorized by the Board of Directors in August 2018.

Subsequent to the end of the quarter, the Board of Directors authorized a new $1 billion share repurchase program through 2021.

CHS Inc. Distribution

On January 31, 2019, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $86 million for the distribution period ended December 31, 2018. The distribution was paid on January 31, 2019. The total distribution to CHS pertaining to 2018 was approximately $165 million.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,132	$1,099	$4,429	$4,130
Cost of sales	890	956	3,512	3,696
Gross margin	$242	$143	$917	$434
Gross margin percentage	21.4%	13.0%	20.7%	10.5%

Net earnings attributable to common stockholders	$49	$465	$290	$358
Net earnings per diluted share	$0.21	$1.98	$1.24	$1.53

EBITDA(1)	$349	$224	$1,429	$856
Adjusted EBITDA(1)	$341	$260	$1,403	$969

Tons of product sold (000s)	4,723	5,284	19,329	19,952

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$3.30	$3.11	$3.15	$3.33
Realized derivatives (gain) loss in cost of sales(3)	(0.06)	0.13	0.01	0.07
Cost of natural gas in cost of sales	$3.24	$3.24	$3.16	$3.40

Average daily market price of natural gas (per MMBtu):
Henry Hub	$3.74	$2.87	$3.12	$2.96
National Balancing Point UK	$8.35	$6.92	$8.07	$5.80

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(2)	$(3)	$(13)	$61
Depreciation and amortization	$221	$235	$888	$883
Capital expenditures	$144	$183	$422	$473

Production volume by product tons (000s):
Ammonia(4)	2,381	2,642	9,805	10,295
Granular urea	1,162	1,122	4,837	4,451
UAN (32%)	1,946	1,892	6,903	6,914
AN	376	555	1,731	2,127
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(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$250	$344	$1,028	$1,209
Cost of sales	226	300	867	1,070
Gross margin	$24	$44	$161	$139
Gross margin percentage	9.6%	12.8%	15.7%	11.5%

Sales volume by product tons (000s)	720	1,207	3,135	4,105
Sales volume by nutrient tons (000s)(1)	590	991	2,571	3,367

Average selling price per product ton	$347	$285	$328	$295
Average selling price per nutrient ton(1)	424	347	400	359

Adjusted gross margin(2):
Gross margin	$24	$44	$161	$139
Depreciation and amortization	45	53	155	183
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	—	(4)	20
Adjusted gross margin	$68	$97	$312	$342
Adjusted gross margin as a percent of net sales	27.2%	28.2%	30.4%	28.3%

Gross margin per product ton	$33	$36	$51	$34
Gross margin per nutrient ton(1)	41	44	63	41
Adjusted gross margin per product ton	94	80	100	83
Adjusted gross margin per nutrient ton(1)	115	98	121	102
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 full year and fourth quarter periods:

•
Ammonia sales volume decreased for the full year and fourth quarter of 2018 compared to 2017 due to cold and wet weather in the Midwestern United States that reduced demand for fall ammonia applications and due to reduced production volumes as more plant turnarounds and maintenance year-over-year lowered the volume of ammonia available for sale.

•
Ammonia average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance.

•
Ammonia adjusted gross margin per ton increased for the full year and fourth quarter of 2018 compared to 2017 due to higher average selling prices partially offset by higher costs related to plant turnarounds and maintenance.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$345	$246	$1,322	$971
Cost of sales	207	188	889	855
Gross margin	$138	$58	$433	$116
Gross margin percentage	40.0%	23.6%	32.8%	11.9%

Sales volume by product tons (000s)	1,119	1,008	4,898	4,357
Sales volume by nutrient tons (000s)(1)	515	463	2,253	2,004

Average selling price per product ton	$308	$244	$270	$223
Average selling price per nutrient ton(1)	670	531	587	485

Adjusted gross margin(2):
Gross margin	$138	$58	$433	$116
Depreciation and amortization	62	59	276	246
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	(1)	(4)	16
Adjusted gross margin	$199	$116	$705	$378
Adjusted gross margin as a percent of net sales	57.7%	47.2%	53.3%	38.9%

Gross margin per product ton	$123	$58	$88	$27
Gross margin per nutrient ton(1)	268	125	192	58
Adjusted gross margin per product ton	178	115	144	87
Adjusted gross margin per nutrient ton(1)	386	251	313	189
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 full year and fourth quarter periods:

•	Granular urea sales volume increased for the full year and fourth quarter of 2018 compared to 2017 due to higher year-over-year production.

•
Urea average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe, along with continued enforcement of environmental regulations in China, resulted in lower production in these regions, tightening the global supply and demand balance.

•	Granular urea adjusted gross margin per ton increased for the full year and fourth quarter of 2018 compared to 2017 due primarily to higher average selling prices.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$342	$288	$1,234	$1,134
Cost of sales	276	272	1,007	1,053
Gross margin	$66	$16	$227	$81
Gross margin percentage	19.3%	5.6%	18.4%	7.1%

Sales volume by product tons (000s)	1,933	1,920	7,042	7,093
Sales volume by nutrient tons (000s)(1)	610	606	2,225	2,242

Average selling price per product ton	$177	$150	$175	$160
Average selling price per nutrient ton(1)	561	475	555	506

Adjusted gross margin(2):
Gross margin	$66	$16	$227	$81
Depreciation and amortization	70	73	270	265
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	(4)	19
Adjusted gross margin	$136	$89	$493	$365
Adjusted gross margin as a percent of net sales	39.8%	30.9%	40.0%	32.2%

Gross margin per product ton	$34	$8	$32	$11
Gross margin per nutrient ton(1)	108	26	102	36
Adjusted gross margin per product ton	70	46	70	51
Adjusted gross margin per nutrient ton(1)	223	147	222	163
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 full year and fourth quarter periods:

•	UAN sales volume for the full year and fourth quarter of 2018 was essentially unchanged compared to 2017.

•	UAN average selling prices improved in 2018 compared to 2017 as higher energy costs in Europe resulted in lower production in this region, tightening the global supply and demand balance.

•	UAN adjusted gross margin per ton increased for the full year and fourth quarter of 2018 compared to 2017 due primarily to higher average selling prices.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$97	$125	$460	$497
Cost of sales	94	115	414	446
Gross margin	$3	$10	$46	$51
Gross margin percentage	3.1%	8.0%	10.0%	10.3%

Sales volume by product tons (000s)	416	576	2,002	2,353
Sales volume by nutrient tons (000s)(1)	141	194	676	793

Average selling price per product ton	$233	$217	$230	$211
Average selling price per nutrient ton(1)	688	644	680	627

Adjusted gross margin(2):
Gross margin	$3	$10	$46	$51
Depreciation and amortization	18	21	85	85
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(1)	—	2
Adjusted gross margin	$21	$30	$131	$138
Adjusted gross margin as a percent of net sales	21.6%	24.0%	28.5%	27.8%

Gross margin per product ton	$7	$17	$23	$22
Gross margin per nutrient ton(1)	21	52	68	64
Adjusted gross margin per product ton	50	52	65	59
Adjusted gross margin per nutrient ton(1)	149	155	194	174
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 full year and fourth quarter periods:

•	AN sales volume decreased for the full year and fourth quarter of 2018 compared to 2017 due to lower production volumes resulting in less AN available for sale.

•	AN average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe resulted in lower production in these regions, tightening the global supply and demand balance.

•
AN adjusted gross margin per ton was higher for the full year 2018 due to higher average selling prices partially offset by higher gas costs in the United Kingdom. AN adjusted gross margin per ton was lower for the fourth quarter of 2018 compared to 2017 as higher average selling prices were more than offset by higher gas costs in the United Kingdom and higher costs related to plant turnarounds and maintenance.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(dollars in millions, except per ton amounts)
Net sales	$98	$96	$385	$319
Cost of sales	87	81	335	272
Gross margin	$11	$15	$50	$47
Gross margin percentage	11.2%	15.6%	13.0%	14.7%

Sales volume by product tons (000s)	535	573	2,252	2,044
Sales volume by nutrient tons (000s)(1)	104	112	439	397

Average selling price per product ton	$183	$168	$171	$156
Average selling price per nutrient ton(1)	942	857	877	804

Adjusted gross margin(2):
Gross margin	$11	$15	$50	$47
Depreciation and amortization	18	17	67	57
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(1)	(1)	4
Adjusted gross margin	$29	$31	$116	$108
Adjusted gross margin as a percent of net sales	29.6%	32.3%	30.1%	33.9%

Gross margin per product ton	$21	$26	$22	$23
Gross margin per nutrient ton(1)	106	134	114	118
Adjusted gross margin per product ton	54	54	52	53
Adjusted gross margin per nutrient ton(1)	279	277	264	272
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See "Note Regarding Non-GAAP Financial Measures" in this release.

Comparison of 2018 to 2017 full year and fourth quarter periods:

•
Other segment volume increased for the full year 2018 compared to 2017 due primarily to higher sales of DEF and nitric acid. Other segment volume decreased for the fourth quarter of 2018 compared to 2017 due to lower production volumes of compound fertilizer products as a result of plant turnarounds and maintenance, reducing product available for sale.

•	Other average selling prices improved in 2018 compared to 2017 as higher energy costs in Asia and Europe resulted in lower production in these regions, tightening the global supply and demand balance.

•	Other segment adjusted gross margin per ton was essentially unchanged for the full year and fourth quarter of 2018.

Dividend Payment

On February 5, 2019, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 28, 2019 to stockholders of record as of February 15, 2019.

Conference Call

CF Industries will hold a conference call to discuss its fourth quarter 2018 results at 9:00 a.m. ET on Thursday, February 14, 2019. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, adjusted EBITDA as a percent of net sales, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton, and adjusted EBITDA as a percent of net sales to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company's senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company's ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the "CHS Strategic Venture"), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(in millions, except per share amounts)
Net sales	$1,132	$1,099	$4,429	$4,130
Cost of sales	890	956	3,512	3,696
Gross margin	242	143	917	434
Selling, general and administrative expenses	51	51	214	191
Other operating—net	2	4	(27)	18
Total other operating costs and expenses	53	55	187	209
Equity in earnings of operating affiliates	6	17	36	9
Operating earnings	195	105	766	234
Interest expense	61	74	241	315
Interest income	(4)	(4)	(13)	(12)
Loss on debt extinguishment	—	53	—	53
Other non-operating—net	(3)	(1)	(9)	3
Earnings (loss) before income taxes	141	(17)	547	(125)
Income tax provision (benefit)	46	(520)	119	(575)
Net earnings	95	503	428	450
Less: Net earnings attributable to noncontrolling interests	46	38	138	92
Net earnings attributable to common stockholders	$49	$465	$290	$358

Net earnings per share attributable to common stockholders:
Basic	$0.21	$1.99	$1.25	$1.53
Diluted	$0.21	$1.98	$1.24	$1.53
Weighted-average common shares outstanding:
Basic	229.1	233.5	232.6	233.5
Diluted	230.6	234.1	233.8	233.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$682	$835
Accounts receivable—net	235	307
Inventories	309	275
Prepaid income taxes	28	33
Other current assets	20	15
Total current assets	1,274	1,465
Property, plant and equipment—net	8,623	9,175
Investment in affiliate	93	108
Goodwill	2,353	2,371
Other assets	318	344
Total assets	$12,661	$13,463

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$545	$472
Income taxes payable	5	2
Customer advances	149	89
Other current liabilities	6	17
Total current liabilities	705	580
Long-term debt	4,698	4,692
Deferred income taxes	1,117	1,047
Other liabilities	410	460
Equity:
Stockholders' equity	2,958	3,579
Noncontrolling interests	2,773	3,105
Total equity	5,731	6,684
Total liabilities and equity	$12,661	$13,463

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(in millions)
Operating Activities:
Net earnings	$95	$503	$428	$450
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221	235	888	883
Deferred income taxes	41	(547)	78	(601)
Stock-based compensation expense	5	4	22	17
Unrealized net (gain) loss on natural gas derivatives	(2)	(3)	(13)	61
(Gain) loss on embedded derivative	(1)	—	1	4
Gain on sale of equity method investment	—	(14)	—	(14)
Loss on debt extinguishment	—	53	—	53
Loss on disposal of property, plant and equipment	7	—	6	3
Undistributed losses (earnings) of affiliates—net of taxes	2	(4)	(3)	3
Changes in:
Accounts receivable—net	37	(28)	68	(57)
Inventories	(49)	28	(52)	40
Accrued and prepaid income taxes	(5)	5	8	809
Accounts payable and accrued expenses	70	(6)	44	(1)
Customer advances	(165)	(3)	59	48
Other—net	(2)	7	(37)	(67)
Net cash provided by operating activities	254	230	1,497	1,631
Investing Activities:
Additions to property, plant and equipment	(144)	(183)	(422)	(473)
Proceeds from sale of property, plant and equipment	7	7	26	20
Distributions received from unconsolidated affiliates	—	2	10	14
Proceeds from sale of auction rate securities	—	—	—	9
Proceeds from sale of equity method investment	—	16	—	16
Insurance proceeds	—	—	10	—
Other—net	—	1	1	1
Net cash used in investing activities	(137)	(157)	(375)	(413)
Financing Activities:
Payments of long-term borrowings	—	(1,148)	—	(1,148)
Payment to CHS related to credit provision	(5)	(5)	(5)	(5)
Financing fees	—	—	1	(1)
Dividends paid on common stock	(70)	(70)	(280)	(280)
Acquisition of noncontrolling interests in TNCLP	—	—	(388)	—
Distributions to noncontrolling interests	—	(6)	(139)	(131)
Purchases of treasury stock	(380)	—	(467)	—
Issuances of common stock under employee stock plans	2	—	12	1
Shares withheld for taxes	(3)	—	(4)	—
Net cash used in financing activities	(456)	(1,229)	(1,270)	(1,564)
Effect of exchange rate changes on cash and cash equivalents	(1)	(1)	(5)	12
Decrease in cash, cash equivalents and restricted cash	(340)	(1,157)	(153)	(334)
Cash, cash equivalents and restricted cash at beginning of period	1,022	1,992	835	1,169
Cash, cash equivalents and restricted cash at end of period	$682	$835	$682	$835

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings attributable to common stockholders, net earnings attributable to common stockholders per ton and net earnings attributable to common stockholders as a percent of net sales (GAAP measures) to EBITDA, EBITDA per ton, EBITDA as a percent of net sales, adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA, EBITDA per ton and EBITDA as a percent of net sales because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA, adjusted EBITDA per ton and adjusted EBITDA as a percent of net sales because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(in millions)
Net earnings	$95	$503	$428	$450
Less: Net earnings attributable to noncontrolling interests	(46)	(38)	(138)	(92)
Net earnings attributable to common stockholders	49	465	290	358
Interest expense—net	57	70	228	303
Income tax provision (benefit)	46	(520)	119	(575)
Depreciation and amortization	221	235	888	883
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(21)	(23)	(87)	(101)
Loan fee amortization(2)	(3)	(3)	(9)	(12)
EBITDA	349	224	1,429	856
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(2)	(3)	(13)	61
(Gain) loss on foreign currency transactions including intercompany loans(3)	(6)	—	(5)	2
Insurance proceeds(4)	—	—	(10)	—
Costs related to acquisition of TNCLP units	—	—	2	—
Equity method investment tax contingency accrual(5)	—	—	—	7
Loss on embedded derivative(6)	—	—	—	4
Loss on debt extinguishment	—	53	—	53
Gain on sale of equity method investment	—	(14)	—	(14)
Total adjustments	(8)	36	(26)	113
Adjusted EBITDA	$341	$260	$1,403	$969

Net sales	$1,132	$1,099	$4,429	$4,130
Tons of product sold (000s)	4,723	5,284	19,329	19,952

Net earnings attributable to common stockholders as a percent of net sales	4.3%	42.3%	6.5%	8.7%
Net earnings attributable to common stockholders per ton	$10.37	$88.00	$15.00	$17.94
EBITDA as a percent of net sales	30.8%	20.4%	32.3%	20.7%
EBITDA per ton	$73.89	$42.39	$73.93	$42.90
Adjusted EBITDA as a percent of net sales	30.1%	23.7%	31.7%	23.5%
Adjusted EBITDA per ton	$72.20	$49.21	$72.59	$48.57
_______________________________________________________________________________

(1)
For the three months ended December 31, 2018, amount relates only to CFN, as we purchased the remaining publicly traded common units of TNCLP on April 2, 2018. For the twelve months ended December 31, 2018, amount includes $83 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(3)
(Gain) loss on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested and is included in other operating—net in our consolidated statements of operations.

(4)	Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

(5)
Represents an accrual recorded in the three months ended June 30, 2017 on the books of PLNL, the company's Trinidad joint venture, for a disputed tax assessment. Amount reflects the company's 50 percent equity interest in PLNL. This is included in equity in earnings of operating affiliates in our consolidated statements of operations.

(6)	Represents the loss on the embedded derivative included within the terms of the company's strategic venture with CHS.